Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS SECOND QUARTER 2016 FINANCIAL AND OPERATING RESULTS AND ANNOUNCES ACCRETIVE ACQUISITION

MIDLAND, Texas, July 25, 2016 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the second quarter ended June 30, 2016 and provided an update on acquisitions.

HIGHLIGHTS

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The Board of Directors of Viper's general partner has declared a cash distribution for the three months ended June 30, 2016 of $0.189 per common unit, payable on August 22, 2016, to unitholders of record at the close of business on August 15, 2016.

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Viper recently entered into separate purchase agreements with unrelated third party sellers to acquire mineral interests in 7,487 gross (601 net royalty) acres in the Midland Basin and 650 gross (142 net royalty) acres in the Delaware Basin, with estimated August 2016 aggregate net production of 500 boe/d, for approximately $111 million, subject to certain adjustments.

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During the second quarter of 2016, the operators of Viper’s Spanish Trail mineral interests brought online eight gross horizontal wells, consisting of six Lower Spraberry and two Wolfcamp A completions. The operators of Viper's Spanish Trail acreage have built an inventory of 35 drilled but uncompleted wells ("DUCs") as a result of low commodity prices during the first half of 2016.

ACQUISITION UPDATE

Since the Company's last equity offering in September 2014, Viper has acquired or entered into agreements to acquire 1,464 net royalty acres for an aggregate of $177 million. Most recently, Viper entered into separate purchase agreements with unrelated third party sellers to acquire mineral interests in 7,487 gross (601 net royalty) acres in the Midland Basin and 650 gross (142 net royalty) acres in the Delaware Basin, for approximately $111 million, subject to certain adjustments. These transactions include estimated August 2016 aggregate net production of approximately 500 boe/d and will increase Viper's footprint to a total of 5,357 net royalty acres assuming all acreage is acquired in the transactions. The Company consummated the acquisition of mineral interests in the Midland Basin with approximately 300 boe/d of estimated August 2016 net production on July 22, 2016. The acquisition of mineral interests in the Delaware Basin is expected to close in August 2016; however, the Delaware Basin transaction remains subject to completion of due diligence and satisfaction of other closing conditions, and there can be no assurance that it will be completed as planned or at all.

Net proved developed reserves attributable to these two transactions, based on internal estimates as of the effective dates of such acquisitions, were approximately 1.6 MMboe. Viper's estimate of proved developed reserves is based on analysis of production data provided by the sellers, as well as geologic and other data, and may be revised following ownership of these properties and has not been reviewed by its independent petroleum engineers.

Viper believes that development potential within the footprint of the two most recently announced transactions includes 223 gross horizontal locations incorporating 7,500 foot laterals across multiple development horizons. Additional development potential may exist in the Spraberry, Wolfcamp and Bone Spring as well as through additional downspacing. Pioneer Natural Resources and a private operator serve as primary operators on the assets.

Viper financed the recent Midland Basin acquisition with borrowings under its revolving credit facility and intends to finance the pending Delaware Basin acquisition, subject to market conditions and other factors, through a combination of cash on hand, borrowings under its revolving credit agreement and proceeds from one or more capital markets transactions, which may include debt or equity offerings.

“We are excited about the recently announced acquisitions as Viper Energy Partners continues our track record of opportunistic expansion in the most actively developed areas of the Permian Basin. The assets are ideally suited for Viper’s blend of growth and yield, and are expected to be immediately accretive to cash flow," stated Travis Stice, Chief Executive Officer of Viper's general partner.

Mr. Stice continued, "Following the decrease in completion activity through most of the first half of 2016, we continue to expect to exit 2016 in a position of strength as we enter 2017."

PRODUCTION UPDATE

As previously announced, production attributable to Viper’s mineral interests was 5,380 boe/d for the second quarter of 2016, up 11% from 4,832 boe/d for the second quarter of 2015.

FINANCIAL UPDATE

During the second quarter of 2016, the Company recorded total operating income of $17.0 million and a net loss of $14.0 million, primarily attributable to an impairment charge of $21.5 million as a result of depressed commodity prices.

As of June 30, 2016, Viper had $51.5 million outstanding under its $175 million revolving credit facility. As of July 22, 2016, Viper had $132.5 million outstanding under this facility as a result of additional borrowings used to fund the acquisitions it completed in July 2016.

SECOND QUARTER 2016 CASH DISTRIBUTION

The Board of Directors of Viper's general partner has declared a cash distribution for the three months ended June 30, 2016 of $0.189 per common unit. The distribution is payable on August 22, 2016 to unitholders of record at the close of business on August 15, 2016.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Viper’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Viper’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Viper, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

FULL YEAR 2016 GUIDANCE

Below is Viper's full year 2016 guidance, which has been updated for decreased depreciation, depletion and amortization expense ("DD&A"). The Company forecasts 2016 DD&A of $12.00 to $14.00 per boe, down from the prior range of $14.00 to $16.00 per boe.

Viper Energy Partners

Total Net Production – MBoe/d	6.0 – 6.5

Unit costs ($/boe)
Lease Operating Expenses	n/a
Gathering & Transportation	$0.25-$0.50
DD&A	$12.00-$14.00
G&A
Cash G&A	$0.50-$1.50
Non-Cash Unit-Based Compensation	$2.00-$3.00

Production and Ad Valorem Taxes (% of Revenue) (a)	8%

Capital Budget ($ - Million)
2016 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their results for the second quarter of 2016 on Wednesday, August 3, 2016 at 9:30 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 54571403. A telephonic replay will be available from 12:30 p.m. CT on Wednesday, August 3, 2016 through Wednesday, August 10, 2016 at 10:59 p.m. CT. To access the replay, call (855) 859-2056 (United

States/Canada) or (404) 537-3406 (International) and enter confirmation code 54571403. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on the Permian Basin.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Production Data:
Oil (Bbls)	371,730	342,869	805,271	694,236
Natural gas (Mcf)	345,432	239,470	693,715	459,122
Natural gas liquids (Bbls)	60,258	56,956	129,361	104,956
Combined volumes(1)(2) (BOE)	489,560	439,737	1,050,251	875,712
Daily combined volumes (BOE/d)	5,380	4,832	5,771	4,838
% Oil	76%	78%	77%	79%

Average sales prices:
Oil, realized ($/Bbl)	$41.73	$53.40	$35.31	$48.75
Natural gas realized ($/Mcf)	1.56	2.15	1.66	2.36
Natural gas liquids ($/Bbl)	13.03	13.99	10.30	11.81
Average price realized ($/BOE)	34.39	44.62	29.44	41.30

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.